EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2026, with respect to the financial statement of Select 10 Industrial Portfolio 2026-2 (included in Invesco Unit Trusts, Series 2467) as of March 9, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-292726) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 9, 2026